UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 12b-25

NOTIFICATION OF LATE FILING                       SEC FILE NUMBER: 1-13044

                                                  CUSIP NUMBER: ____________

[ ]Form 10-K [ ]Form 20-F  [ ] Form 11-K  [X] Form 10-Q and 10-QSB
[ ]Form N-SAR

For Period Ended: September 30, 2001
                 --------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and 10-QSB
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:

	Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION
-------------------------------

Full Name of Registrant

        COOKER RESTAURANT CORPORATION
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Former Name if Applicable

	N/A
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Address of Principal Office (Street and Number)

	2609 WEST END AVENUE
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City, State and Zip Code

	NASHVILLE, TENNESSEE 37203
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PART II - RULES 12b-25(b) AND (c)
---------------------------------
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


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[ ] (a)	The reasons described in reasonable detail in Part III of
        this form could not be eliminated without unreasonable
        effort or expense.
[X] (b)	The subject annual report, semi-annual report, transition
        report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
        portion thereof, will be filed on or before the fifteenth
        calendar day following the prescribed due date; or the
        subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c)	The accountant's statement or other exhibit required by
        Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE
--------------------

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

          Management is in the process of completing the Company's Form 10Q for the period ended Septembr 30, 2001 at which point it will be submitted to the Company's accountants for review prior to filing. It is anticipated that review of the financial statements will be completed in time for Management to complete preparation and filing of the Form 10-Q for the period ended September 30, 2001 within the time allowed by this extension.


PART IV - OTHER INFORMATION
---------------------------

(1)	Name and telephone number of person to contact in regard to this notification.

        Dave Sanford            (561)                 615-6000
           (Name)            (Area Code)          (Telephone Number)


(2)	Have all other period reports required under Section 13 or 15(d)
        of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

	[X] Yes		[ ] No

(3)	Is it anticipated that any significant change in results of
        operations from the corresponding period for the last fiscal year will be reflected in the earnings statement to be included in the subject report or portion thereof?

	[ ] Yes		[ ] No

	If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

	The Registrant, COOKER RESTAURANT CORPORATION, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COOKER RESTAURANT CORPORATION



                                    By:__/s/Dave Sanford_______________
                                       Dave Sanford, Controller/
                                       Assistant Secretary

Date: November 13, 2001



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